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                   MIAMI CRUISELINE SERVICES HOLDINGS I B.V.
                         Strawinskylaan 3105, 7th Floor
                            1077 ZX, The Netherlands




                                       January 20, 2000

VIA EDGAR
---------

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, DC  20549

      Re:  Miami Cruiseline Services Holdings I B.V.
           Registration Statement on 8-A
           -----------------------------------------

Ladies and Gentlemen:

      In connection with its withdrawal of its Registration Statement on Form S-1, File No. 333-85595, Miami Cruiseline Services Holdings I B.V., a Dutch limited liability company, hereby requests that its Registration Statement on Form 8-A filed on September 13, 1999 with respect to the registration of its Common Shares, EUR .01 par value, under Section 12(g) of the Securities Exchange Act of 1934, as amended, be withdrawn, effective immediately.

      Please call Kenneth L. Horton at (617) 951-7799 or Jane D. Goldstein at
(617) 951-7431 of Ropes & Gray with any questions about this request.

                                       Very truly yours,

                                       MIAMI CRUISELINE SERVICES
                                       HOLDINGS I B.V.


                                       /s/ Joel E. Cutler
                                       -----------------------------------------
                                       Joel E. Cutler
                                       Chairman and Chief Executive Officer

cc:  David C. Lee, Esq., SEC
     Rini Shokkas, NASDAQ